Exhibit 3.1

AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED

OPERATING AGREEMENT OF

CONSTELLATION ENERGY PARTNERS LLC

THIS AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED LIMITED OPERATING AGREEMENT OF CONSTELLATION ENERGY PARTNERS LLC (this “Amendment”), dated as of September 21, 2007, is entered into and effectuated by the Board of Managers (the “Board”) of Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”), pursuant to authority granted to it in Sections 5.5 and 11.1 of the Second Amended and Restated Operating Agreement of the Company, dated as of November 20, 2006 (the “Limited Liability Company Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Liability Company Agreement.

WHEREAS, Section 5.5(a) of the Limited Liability Company Agreement provides that the Company may issue additional Company Securities for any Company purpose at any time and from time to time for such consideration and on such terms and conditions as the Board shall determine, all without the approval of any Members;

WHEREAS, Section 5.5(b) of the Limited Liability Company Agreement provides that the Company Securities authorized to be issued by the Company pursuant to Section 5.5(a) of the Limited Liability Company Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Securities) as shall be fixed by the Board;

WHEREAS, Section 11.1(c)(vii) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member (subject to the provisions of Section 5.6 of the Limited Liability Company Agreement), may amend any provision of the Limited Liability Company Agreement that the Board determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Company Securities pursuant to Section 5.5 of the Limited Liability Company Agreement, and the Board has determined that the amendments contemplated hereby are necessary or appropriate in connection therewith;

WHEREAS, Section 11.1(c)(iv) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member, may amend any provision of the Limited Liability Company Agreement to reflect a change that the Board determines does not adversely affect the Members (including any particular class of Interests as compared to other classes of Interests) in any material respect, and the Board has determined that such amendments contemplated hereby do not adversely affect the Members in any material respect; and

WHEREAS, the Board deems it in the best interest of the Company to effect this Amendment.

NOW, THEREFORE, it is hereby agreed as follows:

A. Amendment. The Limited Liability Company Agreement is hereby amended as follows:

1. Section 1.1 of the Limited Liability Company Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:

“August 2007 Common Unit Purchase Agreement” means the Common Unit Purchase Agreement dated as of August 2, 2007 between the Company and the purchasers named therein.

“Issue Price” means the price at which a Unit is purchased from the Company, net of any sales commissions or underwriting discount charged to the Company.

“July 2007 Common Unit Purchase Agreement” means the Class F Unit and Common Unit Purchase Agreement dated as of July 12, 2007 between the Company and the purchasers named therein.

“Private Placement Value” means, with respect to the Class F Units, $34.43 per Class F Unit; with respect to the Privately Placed Common Units issued pursuant to the July 2007 Common Unit Purchase Agreement, $35.25 per Privately Placed Common Unit; with respect to the Privately Placed Common Units issued pursuant to the August 2007 Common Unit Purchase Agreement, $42.50 per Privately Placed Common Unit; and with respect to any Privately Placed Common Unit issued after the date hereof, the amount set forth as the Private Placement Value in the purchase agreement with respect to such Common Unit.

“Privately Placed Common Units” means, the Common Units issued pursuant to the July 2007 Common Unit Purchase Agreement, the Common Units issued pursuant to the August 2007 Common Unit Purchase Agreement, and any Common Units issued in a private placement transaction after the date hereof pursuant to a common unit purchase agreement.

2. Section 6.4(c) of the Limited Liability Company Agreement is hereby amended to read as follows:

(c) No Second Quarter Distributions. Notwithstanding anything herein to the contrary, the purchasers of the Common Units and the Class F Units issued pursuant to the July 2007 Common Unit Purchase Agreement agree that such purchasers of Common Units and Class F Units will not receive cash distributions with respect to the Common Units and Class F Units for the quarter ended June 30, 2007 that will be paid on or about August 14, 2007 to unitholders of record on or about August 7, 2007.

B. Agreement in Effect. Except as hereby amended, the Limited Liability Company Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

THE BOARD OF MANAGERS OF CONSTELLATION ENERGY PARTNERS LLC

By:	/s/ Felix J. Dawson
Felix J. Dawson
Manager

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